EX99_DIIIA

AMENDMENT NUMBER 2

TO THE

SUB-ADVISORY AGREEMENT

This AMENDMENT NUMBER 2 (the “Amendment”) amends that certain SUB-ADVISORY AGREEMENT, dated September 8, 2017, by and between Hartford Funds Management Company, LLC (the “Adviser”), and Schroder Investment Management North America Inc. (the “Sub-Adviser”) (the “Agreement”), and is effective as of September 7, 2021 (the “Effective Date”).

WHEREAS, the Adviser has appointed and the Board of Trustees (the “Board”) of Hartford Funds Exchange-Traded Trust (the “Trust”) has approved the Sub-Adviser to serve as the sub-adviser of the series of the Trust listed on Schedule A (each a “Fund”) to the Agreement; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Schedule A of the Agreement to reflect adding a new Fund, Hartford Schroders Commodity Strategy ETF, as described herein and as approved by the Board at its meeting held on August 4, 2021;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	Pursuant to Section 15 of the Agreement, Schedule A is deleted in its entirety and replaced with the attached Amended and Restated Schedule A to the Agreement.

2.	The changes to the Agreement reflected in this Amendment shall become effective as of the respective Effective Date reflected in this Amendment.

3.

Except as amended by this Amendment and any previous amendment, the terms of the Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

4.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By: /s/ Vernon J. Meyer
Name: Vernon J. Meyer
Title: Chief Investment Officer

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By: /s/ Catherine A. Mazza
Name: Catherine A. Mazza
Title: Institutional Director Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By: /s/ Phillip Middleton
Name: Phillip Middleton
Title: Head of Institutional, NA

AMENDED AND RESTATED SCHEDULE A

Fees Paid to the Sub-Adviser

This Amended and Restated Schedule A to that certain Sub-Advisory Agreement by and between Hartford Funds Management Company, LLC, and Schroder Investment Management North America Inc., dated September 8, 2017, is effective as of September 7, 2021.

[REDACTED]

Fund	[REDACTED]
Hartford Schroders Tax-Aware Bond ETF[1]

Fund	[REDACTED]
Hartford Schroders Commodity Strategy ETF[2],

Fund	[REDACTED]
Hartford Schroders ESG US Equity ETF[3]

[REDACTED]

1 Effective September 11, 2017. Approved by written consent of the sole initial shareholder on September 8, 2017.

2 Effective September 7, 2021. Approved by written consent of the sole initial shareholder on September 3, 2021.

3 Effective August 2, 2021. Approved by written consent of the sole initial shareholder on July 30, 2021.

3